UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 5, 2014

Gramercy Property Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 Fifth Avenue, 30th Floor New York, New York	10175
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2014, Gramercy Property Trust Inc. (the “Company”), through action of the Compensation Committee of the Company’s Board of Directors, made an equity award of 190,477 shares of restricted stock to the Company’s Chief Executive Officer, Gordon F. DuGan. The equity award was granted in recognition of Mr. DuGan’s exceptionally strong performance leading the Company in 2013, during which the Company achieved a number of important repositioning milestones, as reflected in the approximate 89% increase in the price of the Company’s common stock during 2013. The Compensation Committee approved the equity award to Mr. DuGan after consultation with FTI Consulting, Inc., an outside consulting firm retained by the Compensation Committee to assist in evaluating, formulating and benchmarking the Company’s compensation programs.

For the purpose of retaining Mr. DuGan and rewarding him for a long-term commitment to the Company, the Compensation Committee structured the vesting schedule so that no shares vest until the fifth anniversary of the date of grant, at which time 100% of the shares of restricted stock vest, subject to Mr. DuGan’s continued employment. The shares of restricted stock are also subject to accelerated vesting in certain circumstances pursuant to Mr. DuGan's employment agreement.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2014	GRAMERCY PROPERTY TRUST INC.

	By:	/s/ Jon W. Clark
	Name:	Jon W. Clark
	Title:	Chief Financial Officer